January 27, 2009 - 4:11 PM EST

4C Controls Inc. Announces Strategic Alliance and Exclusive Distribution Agreement of Cosmo-Skymed Images with e-GEOS (Joint Venture of Telespazio, a Finmeccanica/Thales Company and Italian Space Agency)

Contract Expected to Generate Revenues Exceeding $230 Million

4C Controls Inc. (OTCBB: FOUR.OB) today announced the signing of a major “Strategic Alliance and Distribution Agreement” with e-GEOS, the recently formed joint-venture between Telespazio s.p.a (a Finmeccanica (FNC IM)/Thales(HO FP) and the Italian Space Agency (ASI). The distribution agreement grants exclusive satellite image distribution rights to 4C Controls with respect to the countries in the Middle East and North Africa (MENA) and South East Asia. The distribution agreement also provides 4C with the right to distribute Cosmo-SkyMed products on a non-exclusive basis in substantially all other African countries. 4C Controls estimates the distribution agreement to generate revenues over US$230 million (180 million Euros).

The exclusive distribution rights will include worldwide sales of substantially all satellite images taken over the exclusive territory countries as well as substantially all worldwide e-GEOS satellite images and products which are sold within the exclusive territory countries. The distribution agreement contains preferred partner provisions to facilitate mutually beneficial joint ventures and operations with e-GEOS during the foreseeable future. 4C Controls and e-GEOS signed the ten year distribution agreement in Rome, Italy.

e-GEOS was formed to market the data and products of the Cosmo-SkyMed Earth observation programme, one of the most innovative programmes in the Earth observation field. The first three Cosmo-SkyMed satellites are in orbit and the fourth is expected to be launched in 2010.

4C Controls will implement the distribution agreement through 4C Satellite Images & Technologies S.A. (“4C SatImage”), a wholly owned subsidiary of 4C Controls Inc., serving as the global first mover platform for commercialization of very high resolution SAR (Synthetic Aperture Radar) earth observation products and services. The 4C SatImage commercial SAR satellite images processing and distribution programme through the planned network of direct receiving ground stations opens up a new era in the security and surveillance industry, particularly in the field of near-real-time monitoring, with comprehensive data acquisition capabilities (during the day, at night and in all weather conditions), and high frequency low earth orbit revisit cycle (every three to six hours). Technical support will be provided by 4C Polito Space s.p.a., the joint venture of 4C Controls Inc. and Politecnico di Torino, a technology institute leader in Europe in the field of technical-scientific engineering research. Under the distribution agreement, e-GEOS will provide 4C Controls with expert technical and commercial management personnel to support the direct-receiving satellite ground station setup and operation.

“This distribution agreement signals the birth of the commercialization of high resolution SAR images and is a major milestone in the execution of our business strategy to establish a global first mover leading position in the commercial distribution of high resolution satellite SAR and optical images,” said Jean-Robert Martin, Chairman of 4C Controls, adding. “By reference to my 46 years of experience in the defense and aerospace industry, I believe that SAR satellites present one of the most revolutionary developments in the commercial sector global security and surveillance industry. The satellite data market is a fast growing one and in addition to security applications, satellite data are becoming a major source of geo-spatial information for the management of natural resources, territorial planning, emergency prevention and management.”

The term of the distribution agreement will be ten years. 4C Controls will acquire a satellite direct receiving ground station (DRS) under the distribution agreement which will be installed in one of the Gulf Cooperation Counsel (GCC) countries. The DRS is scheduled to be operational during the fourth quarter of 2009. Images from Cosmo-SkyMed will be received during the interim period via the e-GEOS ground station in Italy.

The GCC direct receiving ground station is planned to be a major satellite and space technology hub in the MENA region, Africa and South East Asia. The plans include an advanced training and educational center which will be dedicated to improving SAR images processing skills for clients in these regions.

4C Controls also announced that it is in advanced negotiations with strategic partners and investors for the development of its Gulf Satellite Project dedicated to launching two high resolution SAR satellites (GulfSAR 1 and GulfSAR 2) expected to be positioned in a low inclination orbit.

About 4C Controls Inc.

4C Controls is a U.S. Company which provides global high technology integrated security solutions facilitating real-time early warning and reduction of time scales from threat-detection to termination in the field. The Company's primary focus is on electronic surveillance / access control markets, biometric, radio frequency identification (RFID), real-time locating systems (RTLS) and closed-circuit television (CCTV), high resolution low equatorial synthetic aperture radar (SAR) satellites, satellite design, manufacturing and operation, satellite images and processing analysis and distribution, ground high performance radars for intrusion detection, and data protection. For more information see www.4CControls.com.

About e-GEOS

The company, which is majority owned by Telespazio (Finmeccanica 67%, Thales 33%) with the remaining shares held by the Italian Space Agency with sites in Rome and Matera, aims to become a global leader in the sector of geospatial information, with an integrated range of application solutions, content and services, based on synthetic aperture radar (SAR) and very high resolution (VHR) optical data. e-GEOS will operate along the whole of the value chain in Earth observation, from data acquisition and processing to the provision of services and applications. Thanks to the system’s unique and innovative characteristics, the data acquired from the radar satellites of the Italian Cosmo-SkyMed constellation will enable the company to offer unique and innovative operational monitoring services. For more information see www.e-geos.it.

Forward-Looking Statements

This press release contains 'forward-looking statements' as defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These forward-looking statements are based upon currently available competitive, financial, and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties. 4C Controls cannot provide assurances that any prospective matters described in the press release will be successfully completed or that 4C Controls will realize the anticipated benefits of any transactions. Various risk factors that may affect our business, results of operations and financial condition are detailed from time to time in the Current Reports on Form 8-K and other filings made by 4C Controls with the U.S. Securities & Exchange Commission. 4C Controls undertakes no obligation to update information contained in this release.

For 4C Controls Inc.
Olivier de Vergnies, CEO, 011 41 44 5759004
O.deVergnies@4Ccontrols.com
or
For e-GEOS
Telespazio Pressoffice@telespazio.com

Source: Business Wire (January 27, 2009 - 4:11 PM EST)

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